EXHIBIT (A)(1)(viii)
********* REPLACEMENT ********
TBI Stock Option Exchange Program
Election Form

Employee Name:

Employee ID:

If you wish to exchange eligible option grants, you must act by 5:00 p.m. U.S. EDT on Thursday, July 17, 2008. You may change your elections as often as you wish until 5:00 p.m. EDT on Thursday, July 17, 2008, at which time your option election, if any, in effect at that time will become irrevocable, unless the offer is extended by Toll Brothers, Inc. in its sole discretion.
•	Indicate your election for each option grant in the appropriate box (“Exchange” or “Decline”).

•	Sign and date the election form and return to Toll Brothers, Inc. by one of the following methods:
o	faxing to: 215-938-8344 or

o	mailing to: 250 Gibraltar Road, Horsham, PA 19044, Attn: 2-South, Investor Relations or

o	scanning and e-mailing to: OptionExchange@TollBrotherslnc.com
•	Election forms SHOULD NOT be returned via inter-office mail.
Questions about the Exchange Program can be directed:
•	By phone at 215-938-5196. You will have the ability to leave a voice message on this extension.

•	By e-mail to OptionExchange@TollBrothersInc.com.

Eligible Options
Option	Shares	Exercise		Shares Subject
Grant	Subject to	Price	Exchange	to Replacement
Date	Option Grant	(per share)	Ratio	Option	Exchange*	Decline*
					☐	☐
					☐	☐
					☐	☐
Note:	The exercise price of the Replacement Options will be equal to the closing price of the Company’s common stock on the NYSE on the date the Replacement Options are granted (currently expected to be July 18, 2008).

Signature:

Date:

*	For each grant, if neither Exchange/Decline box is chosen, you will be considered to DECLINE the election